Tonix Pharmaceuticals Holding Corp. 10-Q

 Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

LICENSE AGREEMENT

(this “Agreement”)

BETWEEN

THE GOVERNORS OF THE UNIVERSITY OF ALBERTA,

A corporation under the Post-Secondary Learning Act, SA 2003, c. P-19.5,

having an address at TEC Edmonton, 4000 Enterprise Square

10230 Jasper Avenue, Edmonton, AB T5J 4P6 (the "University")

AND

TONIX PHARMACEUTICALS (CANADA) INC.

with a of business at 1176 Bishop Street, Montreal, QC, H3G 2E3 (the "Licensee")

WHEREAS:

A.	The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to research that was undertaken by the Inventor in the Department of Medical Microbiology and Immunology of the University;

B.	The Licensee intends to use or cause to be used such technology as part of an initiative to develop antiviral vaccines, and as such the Licensee and University have entered into a Research Services Agreement #RES0050511 (as defined herein) concurrently with this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto covenant and agree as follows:

ARTICLE 1 - DEFINITIONS

1.01	In this Agreement, unless a contrary intention appears, the following words and phrases are defined as follows:

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(a)	"Date of Commencement" is the date this Agreement will be deemed to have come into force on the Date of Commencement which shall be April 27, 2020 and this Agreement shall be read and construed accordingly.
(b)	"Field of Use" making, using and selling vaccines infringing the Patent Rights solely in [***] for the prevention of covid-19 and no other purposes. Vaccines infringing the Patent Rights made using other [***] are explicitly excluded from the Field of Use.
(c)	"Inventors" means David Evans, PhD and Ryan Noyce, PhD.
(d)	"Material" means physical samples of one or more [***].
(e)	"Patent Rights" means US provisional patent application [***] and any corresponding patents or patent applications related thereto, including divisionals, continuations, extensions and reissue applications, term restorations and renewals.
(f)	"Product(s)" means goods manufactured in connection with the use of all or some of the Technology.
(g)	"Related Person(s)" has the meaning assigned to it in section 251 of the Income Tax Act,R.S.C. 1985, c. 1 (5thSupp.), as amended.
(h)	“Research Services Agreement” means [***] effective April 27, 2020
(i)	"Sublicensee" means an individual, entity or person that is expressly licensed by Licensee, pursuant to the rights granted in this Agreement to grant sublicenses under the Technology.
(j)	"Technology" means Patent Rights and Materials.
(k)	"University of Alberta Trademarks": means any mark, trademark, service mark, logo, insignia, seal, design or other symbol/device used by the University and associated with or referring to the University or any of its units or facilities.

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ARTICLE 2 - PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.1	The parties hereto hereby acknowledge and agree that the University owns any and all right, title, and interest in and to the Patent Rights.
2.2	The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Patent Rights resides with the University.
2.3	From time to time and in any event no more than once every six months, the Licensee shall, at the request of the University, deliver in writing the details of any and all improvements, variations, updates, modifications, and enhancements relating to the Patent Rights.

ARTICLE 3 - GRANT OF LICENSE AND TERM

3.1	In consideration of the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive, royalty free, worldwide license to use and sublicense the Patent Rights in the Field of Use (the "License").
3.2	Notwithstanding Clause 3.01 herein, the parties acknowledge and agree that the University may use the Technology
i.	outside the Field of Use, in its sole discretion and without charge, in any manner whatsoever; and
ii.	within the Field of Use for non-commercial research, scholarly publication, educational or other non-commercial use.

ARTICLE 4 – TERM

4.01	This Agreement shall expire at the expiration of the last patent issued included in the Patent Rights, unless earlier terminated pursuant to Article 15 herein.

ARTICLE 5 – ROYALTIES

{INTENTIONALLY OMITTED}

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ARTICLE 6 - ROYALTY PAYMENTS AFTER TERMINATION OF THIS AGREEMENT

{INTENTIONALLY OMITTED}

ARTICLE 7 – SUBLICENSING

7.1	The Licensee shall have the right to grant sublicenses with respect to the Technology with the prior written consent of the University, not to be unreasonably withheld, upon the terms and conditions contained in this Agreement.
7.2	Any sublicense granted by the Licensee shall be personal to the Sublicensee and shall not be assignable without the prior written consent of the University, not to be unreasonably withheld. Such sublicenses shall contain covenants by the Sublicensee to observe and perform similar terms and conditions to those in this Agreement so far as the same may be capable of observance and performance by the Sublicensee, including, without limitation, the provisions for insurance, termination and accounting. The Licensee shall maintain an appropriate diligence program to ensure compliance of the terms and conditions by the Sublicensee.
7.3	The Licensee will not market, lease, or sublicense the Technology to any Related Person(s) without the express written consent of the University.

7.4	The Licensee shall furnish the University with a copy of each sublicense granted within 30 days after execution of same.

ARTICLE 8 - ASSIGNMENT

8.1	Except as provided for in this Article 8 herein, the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties, or obligations granted to it under this Agreement without the prior written consent of the University, not to be unreasonably withheld.
8.2	The University shall have the right to assign its rights, duties, and obligations under this Agreement to a company or society of which it is the sole shareholder, in the case of a company, or of which it controls the membership, in the case of a society. In the event of such an assignment, the Licensee will release, remise, and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

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ARTICLE 9 - PATENTS

9.1	The University will have responsibility for, but is under no obligation with respect to, the preparation, filing, prosecution and maintenance of the patents and patent applications included in Patent Rights at the University’s sole cost.
9.2	In the event of the issuance of a patent, the Licensee shall have the right to become, and shall become the Licensee to the same, pursuant to the terms contained herein.
9.3	Licensee shall not file any patent applications claiming the Technology absent the express written consent of the University. In the event that Licensee determines to file a patent application that discloses Technology during the term of this Agreement, Licensee shall provide thirty (30) days written notice of such determination to University along with the relevant invention disclosure.

ARTICLE 10- PUBLICATION AND CONFIDENTIALITY

10.1	The parties hereto acknowledge and agree that they will treat the Technology as confidential and that they will not disclose or communicate or cause to be disclosed or communicated the Technology to any person or body corporate except as permitted under a sublicense or confidential disclosure agreement.
10.2	The Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Technology to its officers, employees, servants, and agents and to execute the appropriate non-disclosure agreements from any and all persons who may have access to the Technology.
10.3	Notwithstanding anything contained in this Agreement, the parties acknowledge that as the University is a public educational institution, it cannot be exposed to claims for damages that may result from a breach of this Article 10. The Licensee, therefore, covenants and agrees that the University shall not be liable to the Licensee for any loss or damage, whether direct, indirect, consequential, incidental, special or any other similar or like damages, that may arise or do arise from the breach of this Article 10 by the University or any of its officers, servants, agents, students, or faculty.
10.4	The University shall be permitted to present at international, national or regional symposia and professional meetings, and to publish in journals or other publications accounts of its research relating to the Technology provided that, for disclosures in the Field of Use, the Licensee shall have been furnished with copies of the disclosure proposed therefor at least thirty (30) days in advance of the planned submission or said presentation or publication and does not within fifteen (15) days after receipt of the proposed disclosure object to such presentation or publication. In the event objection is made, such disclosure shall not be made for a period of sixty (60) days after the date the Licensee has made said objection. As requested by Licensee, the University shall remove any Licensee Confidential Information from the disclosure. After the 60 day period has elapsed, the University shall be free to present and/or publish said disclosures.
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ARTICLE 11 - ACCOUNTING RECORDS

11.01 The Licensee shall deliver an Annual Progress Report on the anniversary of the Date of Commencement in the form set out in Schedule “A”.

ARTICLE 12 - PRODUCTION AND MARKETING

{INTENTIONALLY OMITTED}

ARTICLE 13 - INSURANCE

13.1	One month prior to the first sale of a Product, the Licensee will give notice to the University of the terms and amount of the public liability and product liability insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent business person carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially- secure insurance carrier; shall include the University, its Board of Governors, faculty, officers, employees, students and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days' written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage at least seven (7) days before commencement of sales of any Product and the Licensee covenants not to sell any Product before such certificate is provided to and approved by the University.
13.2	The Licensee shall require that each Sublicensee shall procure and maintain, during the term of its sublicense or use of the Patent Rights, general liability insurance in reasonable amounts with a reputable and financially-secure insurance carrier. The Licensee shall use reasonable commercial efforts to ensure that any and all such policies of insurance required pursuant to this clause shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students and agents.

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ARTICLE 14 - DISCLAIMER OF WARRANTY

14.1	The University makes no representations or warranties, either express or implied, with respect to the Technology and specifically disclaims any implied warranty of merchantability or fitness for a particular purpose. The University shall in no event be liable for any loss of profits, be they direct, consequential, incidental, or special; or other similar or like damages arising from any defect, error, or failure to perform with respect to the Technology, even if the University has been advised of the possibility of such damages.
14.2	Nothing in this Agreement shall be construed as any of the following:
(a)	a warranty or representation by the University as to the validity or scope of the License granted pursuant to this Agreement;
(b)	a warranty or representation by the University that anything made, used, sold or otherwise disposed of under the License granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, registered design or other intellectual property rights;
(c)	an obligation by the University to bring or prosecute actions or suits against third parties for infringement of patents, copyrights, trade-marks, registered design or other intellectual property or contractual rights; or
(d)	the conferring by the University of the right to use in advertising or publicity the University of Alberta Trade-marks;
14.3	In the event of an alleged infringement of the Patent Rights, the Licensee shall have the right to prosecute litigation designed to enjoin infringers of the Patent Rights with the consent of the University. The University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits so long as all the direct and indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event recoveries shall inure to the Licensee.
14.4	In the event of any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the use of the Patent Rights or the manufacture, use, or sale of Products, the following procedure shall be adopted:

(a)	the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee;
(b)	subject to this section, all costs and expenses incurred by the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be borne by the Licensee;

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(c)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and by the University;
(d)	the University may elect to participate formally in any litigation involving the complaint, to the extent that the court may permit but any additional expenses generated by such formal participation shall be borne entirely by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant); and
(e)	if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense and shall be responsible for the full amount of any damages, costs, accounting of profits, and/ or settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits, and/ or settlement costs than that provided in such offer.

ARTICLE 15 - TERMINATION

15.1	Subject to Clause 15.02, the University may, at its option and in its sole discretion, terminate this Agreement on the occurrence of any one or more of the following events forthwith delivering notice in writing to this effect to the Licensee:
(a)	if any proceeding under the Bankruptcy and Insolvency Act of Canada or any other statute of similar purport is commenced by or against the Licensee which results in the Licensee being adjudged bankrupt (such proceedings shall not include a general proposal to creditors provided such proposal is not made under the provisions of the Bankruptcy Act of Canada or any other statute of similar purport);
(b)	if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within 30 days thereafter;
(c)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee (excluding pursuant to a reorganization of Licensee);
(d)	if the Licensee grants a security interest in the Patent Rights, other than the security interest granted to the University by this Agreement; or

(e)	if the Licensee ceases to carry on its business.
(f)	if the Licensee uses the Technology outside the Field of Use and fails to cure such breach within thirty (30) days after receipt of written notice thereof.
15.2	Other than as set out in Clause 15.01 herein, if either party is in default hereunder or fails to comply with the terms of this Agreement and
(a)	if such default is reasonably curable within 90 days after receipt of notice of such default and such default or failure to comply is not cured within 90 days after receipt of written notice thereof, or
(b)	if such default is not reasonably curable within 90 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply, then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect.

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15.3	If this Agreement is terminated by the University pursuant to Clause 15.01 or 15.02 herein, the Licensee shall immediately, at the Licensee’s option, return or destroy and have any Sublicensee return or destroy all Materials. Licensee shall provide written certification of destruction of any destroyed Material if so requested by University.

ARTICLE 16 - INDEMNITY

16.1	The Licensee hereby indemnifies, holds harmless, and defends the University, its Board of Governors, students, officers, employees, and agents against any and all claims arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or Products licensed under this Agreement by the Licensee or its Sublicensees, their customers or end-users howsoever the same may arise.
16.2	The Licensee covenants and agrees that it has the expertise necessary to handle the Materials and practice the Patent Rights with care and without danger to the Licensee, its employees, its agents, or the public. The Licensee covenants that it will not accept delivery of the Materials until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Materials in a safe and prudent manner in accordance with this Clause 16.02.
16.3	The Licensee covenants and agrees that it will comply with all laws, regulations, and ordinances, whether federal, provincial, municipal, or otherwise with respect to the Technology and/or this Agreement.

ARTICLE 17 - POWER OF ENTRY

17.01

The Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

ARTICLE 18 - INDEPENDENCE

18.01

Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. This Agreement does not give either party the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever or to use the other party's name in any way not specifically authorized by this Agreement. Neither party shall be liable for any act, omission, representation, obligation, or debt of any other party even if informed of such act, omission, representation, obligation, or debt.

ARTICLE 19 - GOVERNING LAW AND ARBITRATION

19.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada in force therein.

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19.2	In the event of any dispute arising between the parties concerning this Agreement, its enforceability, or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Arbitration Act of Alberta or any successor legislation then in force.
19.3	Clause 19.02 of this Article 19 shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

ARTICLE 20 - ENUREMENT

20.01

Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

ARTICLE 21 - HEADINGS

21.01

Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not to be used in the interpretation hereof.

ARTICLE 22 - SURVIVAL OF COVENANTS

22.01

The terms and provisions, covenants, and conditions contained in this Agreement that by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

ARTICLE 23 - NON-WAIVER

23.1	No condoning, excusing or overlooking by a party of any default, breach or non- observance by the other party at anytime in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach, or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default, breach, or waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.
23.2	No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

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ARTICLE 24 - SEVERABILITY

24.01

In the event that any part, section, clause, paragraph, or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal, or otherwise unenforceable, the entire agreement shall not fail on account thereof and the balance of this Agreement shall continue in full force and effect.

ARTICLE 25 - NOTICES

25.01

All payments, reports, notices, and other documents that either of the parties hereto are required or may desire to deliver to the other party hereto may be delivered only by personal delivery or by registered or certified mail, facsimile, or electronic mail, all postage and other charges prepaid, at the address for such party set forth on the first page of this Agreement or at such other address as the party may hereinafter designate in writing to the others. Any notice personally delivered or sent by facsimile or electronic mail shall be deemed to have been given or received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five (5) days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow-down or labour dispute that might affect the delivery of the notice by mail, then the notice shall only be effected if actually received.

ARTICLE 26 - GENERAL

26.1	This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.
26.2	Time shall be of the essence of this Agreement.

26.3	Whenever the singular or masculine or neuter is used throughout this Agreement, the same shall be construed as meaning the plural or feminine or body corporate when the context of the parties hereto may require.

Remainder of page intentionally blank

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IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement the day and year first written below.

SIGNED this 5th day of May, 2020.

SIGNED FOR AND ON BEHALF OF THE GOVERNORS OF THE UNIVERSITY OF

ALBERTA by its duly authorized officers:

_____________________________________________

Authorized Signatory

Name

Title

TONIX PHARMACEUTICALS (CANADA) INC.

_______________________________________

Authorized Signatory

Name: Regina Kiu

Title: Manager

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INVENTOR ACKNOWLEDGEMENT

We, the inventors of the Technology, hereby acknowledge and agree that we have read and understood the Material Transfer and License Agreement between the Governors of the University of Alberta and Tonix Pharmaceuticals, Inc. on the Date of Commencement. I understand that “Technology” is defined in the License Agreement and all of my interest in and to such Technology has been assigned to the Governors of the University of Alberta. I also understand that I have been advised to seek independent accounting, tax and legal advice before signing this acknowledgement.

____________________

David Evans, PhD

__________________________

Ryan Noyce, PhD

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SCHEDULE “A”

ANNUAL PROGRESS REPORT

The information to be completed in the following pages will constitute the annual report required to be completed annually pursuant to the License Agreement. Any information or documents provided by the Licensee in this report will not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the royalty payment report to accompany each royalty payment.

Date of Report: ___, 20 ___

Licensed Technology Title: ___________________

University Reference ID #: _____________________

Name of Licensee: _______________________

Jurisdiction of Incorporation: ________________

Reporting Office Address: __________________

Person Preparing this Report: _________________

Contact Person for Licensee: ________________

Telephone: ________________Email Address: ______________

1.	Please provide a brief report on the Licensee’s status of the development of the Technology, progress on creating a commercial Product, or subsequent marketing of the Product as appropriate.

2.	Has the Licensee secured any external (private or public) investment dollars during the past year to support the development or commercialization of the Technology or the sale of Products? If so, please report the amount of investment dollars and the currency.

Public investment dollars (e.g. grant funding) and source: $ _______________ Private investment dollars: $ __________

3.	Has the Licensee hired any new employees during the past year to support the development or commercialization of the Technology or the sale of Products? If so, please report the number of new employees.

Total number of new employees assisting with the development or commercialization of the Technology or Products: _____________

4.	Has the Licensee filed any patent application(s) for modifications or improvements relating to the original Technology or have any patents been granted for modifications or improvements relating to the original Technology? If so, please provide copies of the application(s) and/or issued patent(s).

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5.	Has the Licensee become aware of any actual or potential third party infringement on the Patent Rights or related intellectual property? If so, please indicate below and contact the University.

6.	Were any milestone or performance objectives due in the past year as set forth in the License Agreement? Were the milestones met? If not, please explain. Please outline the past year’s accomplishments.

7.	Are any milestones or performance objectives due in the coming year as set forth in the License Agreement? Please elaborate on whether or not any milestone or performance objective will be met and any proposed new timelines and contingency plans to meet the milestones.

8.	If applicable, has the Licensee granted sublicenses to third parties, and if so, have copies of the sublicense agreement(s) been provided to the University? If not, please enclose a copy of each sublicense agreement.

9.	Has the Licensee made any sales in the last twelve months? Yes ☐ No ☐

If so, please submit a completed Accounting statement as defined in the License Agreement, including the following.

a)       Date of sales of Products:

10.	If applicable, has Licensee initiated any clinical trials in the preceding year? Please provide name and location of trials, expected date of completion and a brief summary of any available results:

11.	Does the Licensee and any applicable sublicensee have public liability insurance? If so, please attach a copy of the insurance policy/ies naming the University (Board of Governors of the University of Alberta) as insured as required by the Licensed Agreement if it has not already been provided to the University, if the copy has expired since it was provided to the University, or if there have been changes.

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12.	Please provide the Licensee’s timeline and plans for any further development of the Technology.

13.	Please provide the Licensee’s estimate or projection of Gross Revenue for Products for the next twelve months by (a) the Licensee and (b) any sublicensees.

14.	If private, does your company have any plans to become public in the next year?

Yes	No

15.	Is there any other information relating to this License Agreement or Technology that you think the University should be aware of? If so, please summarize below and/or contact the University directly.

Prepared by ___________Telephone: ______________

I,	_______________ (print name), __________________ (title), hereby certify the foregoing information to be true and correct.

Signature	Date

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